Exhibit 5

BRL Law Group LLC

425 Boylston Street, 3rd Floor

Boston, Massachusetts 02116

August 5, 2011

InVivo Therapeutics Holdings Corp.

One Broadway, 14th Floor

Cambridge, MA 02142

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to InVivo Therapeutics Holdings Corp. (the “Company”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of 3,500,000 shares of Common Stock, $.00001 par value per share (the “Shares”), of the Company to be issued pursuant to InVivo Therapeutics Holding Corp. 2010 Equity Incentive Plan (the “Plan”).

We have examined the Articles of Incorporation of the Company and the By-Laws of the Company, each as amended to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings (and written consents in lieu thereof) of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion. In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted as originals, the conformity to original documents of all documents submitted as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the Commonwealth of Massachusetts, the Nevada Constitution, the Nevada General Corporation Law statute and the federal laws of the United States of America.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Plan, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ BRL Law Group LLC

BRL Law Group LLC